Exhibit 5.1

2001 ROSS AVENUE DALLAS, TEXAS 75201-2980 TEL +1 214.953.6500 FAX +1 214.953.6503 www.bakerbotts.com	AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON
December 1, 2008
018635.0103
Lennox International Inc.
2140 Lake Park Boulevard
Richardson, Texas 75080
Ladies and Gentlemen:
          As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by Lennox International Inc., a Delaware corporation (“Lennox”), under the Securities Act of 1933, as amended (the “Act”), relating to the offering of securities that may be issued and sold by Lennox from time to time pursuant to Rule 415 under the Act, certain legal matters in connection with such securities are being passed upon for you by us. Such securities include (a) Lennox’s unsecured senior debt securities and subordinated debt securities (collectively, the “Debt Securities”); (b) shares of common stock, par value $0.01 per share, of Lennox (“Common Stock”); (c) shares of preferred stock, par value $0.01 per share, of Lennox (“Preferred Stock”); (d) warrants of Lennox (“Warrants”), which may be issued pursuant to a warrant agreement between Lennox and a warrant agent to be named therein; (e) depositary shares of Lennox (“Depositary Shares”) each representing a fractional interest in a share of Preferred Stock and evidenced by a deposit receipt (the “Deposit Receipts”), which may be issued pursuant to a deposit agreement among Lennox, a depositary to be named therein and the holders from time to time of the Deposit Receipts issued thereunder; and (f) units consisting of one or more Warrants, Debt Securities, Preferred Stock, Common Stock or any combination thereof (“Units”), which may be issued pursuant to a unit agreement among Lennox, a bank or trust company as unit agent and the holders from time to time of the Units. The Debt Securities, Common Stock, Preferred Stock, Warrants, Depositary Shares and Units are collectively referred to herein as the “Securities.” At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
          Each series of senior Debt Securities will be issued pursuant to an indenture to be entered into between Lennox, as issuer, and a trustee to be named therein (the “Senior Indenture”), and each series of subordinated Debt Securities will be issued pursuant to an indenture to be entered into between Lennox, as issuer, and a trustee to be named therein (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”), as each

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such Indenture will be supplemented, in connection with the issuance of each such series, by a supplemental indenture, officers’ certificate or other writing thereunder establishing the form and terms of such series.
          In our capacity as your counsel in the connection referred to above, we have examined Lennox’s Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date (the “Charter Documents”), the forms of Indentures (as filed as exhibits to the Registration Statement), and originals, or copies certified or otherwise identified, of corporate records of Lennox, including minute books of Lennox as furnished to us by Lennox, certificates of public officials and of representatives of Lennox, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving the opinions below, we have assumed, without independent investigation, that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true, correct and complete copies of the originals thereof and that all information submitted to us is accurate and complete. In connection with this opinion, we have assumed that:
     (a)      the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act and such effectiveness shall not have been terminated or rescinded;
     (b)      a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby;
     (c)      all Securities will be offered, issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement;
     (d)      the Board of Directors of Lennox or, to the extent permitted by the General Corporation Law of the State of Delaware and Lennox’s Charter Documents, a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the “Board”), will have taken all necessary corporate action to authorize the issuance of the Securities and any other Securities issuable on the conversion, exchange, redemption or exercise thereof, and to authorize the terms of the offering and sale of such Securities and related matters;
     (e)      a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by Lennox and the other parties thereto (the “Purchase Agreement”);
     (f)      any securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise;

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     (g)    all Securities, and any certificates or Deposit Receipts in respect thereof, will be delivered in accordance with either (1) the provisions of the applicable Purchase Agreement approved by the Board upon receipt of the consideration therein provided or (2) upon conversion, exchange, redemption or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion, exchange, redemption or exercise as approved by the Board, for the consideration approved by the Board;
     (h)    in the case of shares of Common Stock or Preferred Stock, certificates representing such shares will have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations will have been made in the share register of Lennox, in each case in accordance with the provisions of the Charter Documents; there will be sufficient shares of Common Stock or Preferred Stock authorized under the Charter Documents and not otherwise issued or reserved for issuance; and the purchase price therefor payable to Lennox, or, if such shares are issuable on the conversion, exchange, redemption or exercise of another Security, the consideration payable to Lennox for such conversion, exchange, redemption or exercise (i) in the case of shares of Common Stock, will not be less than the par value of such shares or the amount of such purchase price or such consideration, as the case may be, and (ii) in the case of shares of Preferred Stock, will not be less than the amount of such purchase price or such consideration, as the case may be, timely determined by the Board to constitute the stated capital applicable to such shares;
     (i)    in the case of shares of Preferred Stock of any series, the Board will have taken all necessary corporate action to designate and establish the terms of such series and will have caused a certificate of designations respecting such series to be prepared and filed with the Secretary of State of the State of Delaware;
     (j)    in the case of Warrants, the Board will have taken all necessary corporate action to authorize the creation of and the terms of such Warrants and the issuance of the Securities to be issued pursuant thereto and to approve the warrant agreement relating thereto; such warrant agreement will have been duly executed and delivered by Lennox and the warrant agent thereunder appointed by Lennox; neither such Warrants nor such warrant agreement will include any provision that is unenforceable; and such Warrants or certificates representing such Warrants will have been duly executed, countersigned, registered and delivered in accordance with the provisions of such warrant agreement;
     (k)    in the case of Depositary Shares, the Board will have taken all necessary corporate action to establish the terms of the Depositary Shares; the action with respect to the Preferred Stock underlying such Depositary Shares referred to in paragraph (i) above will have been taken; a depositary agreement (the “Depositary Agreement”) relating to the Depositary Shares and the related Deposit Receipts evidencing such Depositary Shares will have been duly authorized and validly executed and delivered by Lennox and a bank or trust company to be selected by Lennox, as depositary (the “Depositary”), and such Depositary Agreement and such Deposit Receipts will not include any provision that

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is unenforceable; the shares of Preferred Stock underlying such Depositary Shares will have been deposited with the Depositary under the applicable Depositary Agreement; and the Deposit Receipts will have been duly executed, countersigned, registered and delivered in accordance with the appropriate Depositary Agreement;
     (l)      in the case of Debt Securities of any series issuable under an Indenture:
•	if such Debt Securities are senior Debt Securities, an indenture substantially in the form of the Senior Indenture will have been duly executed and delivered by Lennox and the trustee thereunder, and if such Debt Securities are subordinated Debt Securities, an indenture substantially in the form of the Subordinated Indenture will have been duly executed and delivered by Lennox and the trustee thereunder;

•	in accordance with the terms of the Indenture under which such Debt Securities will be issued, the Board will have taken all necessary corporate action to designate and establish the terms of such series of Debt Securities and such Debt Securities will not include any provision that is unenforceable;

•	the Indenture under which such Debt Securities will be issued will have become qualified under the Trust Indenture Act of 1939, as amended; and

•	forms of Debt Securities complying with the terms of the Indenture under which such Debt Securities will be issued and evidencing such Debt Securities will have been duly executed, authenticated, issued and delivered in accordance with the provisions of such Indenture; and
     (m)      in the case of Units, the Board will have taken all necessary corporate action to establish the terms of the Units and the terms of the Securities, if any, such Units include, and to approve the unit agreement relating thereto; such Units and unit agreement will have been duly executed and delivered by the parties thereto; and neither such Units nor such unit agreement will include any provision that is unenforceable.
     Based upon and subject to the foregoing, we are of the opinion that:
     1.      The shares of Common Stock and Preferred Stock included in the Securities will, when issued, be duly authorized, validly issued, fully paid and nonassessable.
     2.      The Warrants included in the Securities will, when issued, constitute valid and binding obligations of Lennox, enforceable against Lennox in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of

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whether that enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.
     3.      The Depositary Shares included in the Securities will, when issued, be duly authorized and validly issued.
     4.      The Debt Securities and Units included in the Securities will, when issued, constitute legal, valid and binding obligations of Lennox, enforceable against Lennox in accordance with their respective terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.
          The opinions set forth above are limited in all respects to matters of the laws of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law, in each case as in effect on the date hereof. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.